Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-92331) pertaining to the Hewlett-Packard Company 401(k) Plan (formerly Hewlett-Packard Company Tax Savings Capital Accumulation Plan) of our report dated June 14, 2005, with respect to the financial statements and schedule of the Hewlett-Packard Company 401(k) Plan (formerly Hewlett-Packard Company Tax Savings Capital Accumulation Plan) included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

San Jose, California
June 27, 2005